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                                                                    EXHIBIT 99.1

                           [FORD CREDIT LETTERHEAD]

Contact:     Della DiPietro or Kristen Kinley
             (313) 594-1096



IMMEDIATE RELEASE



FORD CREDIT REPORTS FIRST-QUARTER 1998 EARNINGS



DEARBORN, Mich., April. 16, 1998 -- Ford Motor Credit Company earned
$278 million in the first quarter this year, Chairman Ken Whipple and President Edsel B. Ford II announced today. Earnings were two million dollars higher than 1997 first-quarter net income of $276 million.


Compared with the first quarter of 1997, the earnings reflected improved portfolio yields, lower borrowing costs and higher financing volumes, offset by higher depreciation expense on leased vehicles. Higher depreciation expense on leased vehicles is expected to adversely affect Ford Credit's earnings for the remainder of 1998.

Ford Credit's net finance receivables and net investment in operating leases increased to $117.6 billion at March 31, compared with $111.1 billion a year earlier.


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                                    - 2 -



Consolidated financial statements exclude certain vehicle finance subsidiaries of Ford Motor Company that are managed by Ford Credit. Ford Credit's worldwide managed operations earned $283 million for the first quarter of 1998. Worldwide managed net receivables and net investment in operating leases were $134.1 billion at March 31, 1998. Included in these managed receivables are certain finance receivables Ford Credit has sold and continues to service.


As the world's largest automotive finance company, Ford Credit provides vehicle financing for more than 11,000 automotive dealers and more than 8 million retail customers in 35 countries.

                                      # # #



4/16/98



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             Ford Motor Credit Company and Consoldated Subsidiaries
                              OPERATING HIGHLIGHTS

                                                                              First Quarter
                                                                  ------------------------------------
                                                                         1998                1997
                                                                  ---------------    -----------------
INCOME (in Millions)
     Income Before Income Taxes                                   $      489.2       $      473.8
     Net Income                                                          277.8              275.9
     Memo:  Depreciation Expense                                       1,682.0            1,445.5

MARKET SHARE
     Ford Retail           United States                                  38.3%              38.9%
                           Europe                                         26.3               24.6
     Ford Wholesale        United States                                  79.5%              77.4%
                           Europe                                         94.9               94.0

CONTRACT VOLUME - New and Used Retail/Lease (in Thousands)
     United States                                                         627                637
     Europe                                                                192                166
     Other International                                                    99                 88
                                                                           ---                ---
         Total Contract Volume                                             918                891
                                                                           ===                ===

ASSETS (in Millions)
     Net Finance Receivables                                      $   82,335.8       $   78,436.6
     Net Investment in Operating Leases                               35,299.1           32,660.5
                                                                      --------           --------
         Total Net Finance Receivables                            $  117,634.9       $  111,097.1
     Other Assets                                                      6,897.6            8,724.8
                                                                       -------            -------
         Total Assets                                             $  124,532.5       $  119,821.9
                                                                     =========          =========

LIABILITIES AND STOCKHOLDER'S EQUITY (in Millions)
     Liabilities
         Debt - Short Term                                        $   58,913.1       $   53,634.8
         Debt - Long Term                                             45,367.2           44,320.3
                                                                      --------           --------
              Total Debt                                          $  104,280.3       $   97,955.1
         Other Liabilities                                             9,878.0           11,921.6
                                                                      --------           --------
              Total Liabilities                                   $  114,158.3       $  109,876.7

     Minority Interests in Net Assets of Subsidiaries                    497.8              336.2
     Preferred Equity in Subsidiary Company                               -                 286.5
     Stockholder's Equity                                              9,876.4            9,322.5
                                                                      --------            -------
         Total Liabilities and Stockholder's Equity               $  124,532.5       $  119,821.9
                                                                     =========          =========

Memo:
     SELECTED WORLDWIDE RESULTS FOR MANAGED OPERATIONS *                    First Quarter
                                                                  --------------------------------
                                                                     1998                1997
                                                                  -------------     --------------
INCOME (in Millions)
     Income Before Income Taxes                                   $        494       $         468
     Net Income                                                            283                 279
CONTRACT VOLUME - New and Used Retail/Lease (in Thousands)                 969                 939
MANAGED NET FINANCE RECEIVABLES AND
NET INVESTMENT IN OPERATING LEASES (in Millions)  *               $    134,062       $     124,901

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* Managed Receivables include certain finance receivables
  Ford Credit has sold and continues to service.